TBS International Limited Reports Second Quarter and First Half 2005
Financial Results

HAMILTON, Bermuda--(BUSINESS WIRE)--TBS International Limited (NASDAQ: TBSI)
announced today its financial results for the quarter and six months ended June
30, 2005. For the quarter, total revenue increased 21.5%, from $49.8 million in the comparable quarter of the preceding year to $60.5 million for the quarter ended June 30, 2005. Net income for the quarter was $13.8 million, an increase
14.0% from the $12.1 million recorded in the comparable quarter of the prior year. Fully diluted earnings per common share for the quarter increased 30.0%, from $.40 per common share in the comparable period of the prior year to $.52 per common share. Operating results for this year's second quarter included compensation expenses of $4.1 million, consisting of special bonuses and share awards to our employees incurred in connection with our recent initial public offering.

For the six months, total revenue increased 28.7%, from $94.3 million in the first half of the preceding year to $121.4 million for the six months ended June
30, 2005. Net income for the first half was $30.0 million, an increase 24.0%
from the $24.2 million recorded in the first half of the prior year. Fully diluted earnings per common share for the first half increased 16.8%, from $.95 per common share in the first half of the prior year to $1.11 per common share.
Operating results for this year's first half included compensation expenses of
$4.1 million, as noted above, consisting of special bonuses and share awards to our employees incurred in connection with our recent initial public offering.

Joseph E. Royce, Chairman, Chief Executive Officer and President stated: "I am extremely pleased with the accomplishments of the company during the first six months of 2005. We continued implementing our growth strategy by completing the acquisition of 9 vessels expanding our owned and controlled fleet to 27 vessels, thereby creating the foundation for our expanded business activity. In addition we acquired our 28th vessel in July and will acquire our 29th vessel in
September. We substantially increased our revenue and net income during this period which was particularly gratifying considering the weakness in freight rates and volumes that began to manifest itself in the second quarter and is continuing. We believe that these results validate our business strategy of focusing on niche markets, developing a strong portfolio of core cargo businesses, building customer loyalty by providing high quality, value added services and then expanding our fleet with vessels particularly well suited for our customer cargo requirements, thereby limiting our exposure to the spot market."

Voyage revenue, which consists of freight charges paid for the transport of customers' cargo, increased 12.8% to $44.0 million for the three months ended
June 30, 2005 from $39.0 million for the three months ended June 30, 2004. For the six month periods, voyage revenue increased 30.0% to $90.1 million for 2005 compared to $69.3 million for 2004. The increase in the company's voyage revenue was primarily the result of an increase in average freight rates. Time charter revenue, which consists of negotiated daily hire rate for the duration of the time-charter, increased 55.7% to $16.5 million for the three months ended June
30, 2005 from $10.6 million for the three months ended June 30, 2004. For the six month periods, time charter revenue increased 26.3% to $31.2 million for
2005 compared to $24.7 million for 2004. The increase in the company's time charter revenue in 2005 was primarily the result of three factors: an increase in the average number of company vessels chartered out; an increase in the number of days vessels earned charter hire; and an increase in the average charter

hires rates. Net cash provided by operating activities was $19.0 million for the three months ended June 30, 2005 compared to $15.7 million for the prior year period and $42.5 million for the first half of 2005 compared to $32.7 million in the prior year period.

Operating expenses, which are voyage expense, vessel operating expense, depreciation and amortization, management fees and general and administrative expenses increased 21.8% to $44.7 million for the three months ended June 30,
2005 from $36.7 million for the three months ended June 30, 2004. For the six month periods, operating expenses increased 29.1% to $87.8 million in 2005 compared to $68.0 million in 2004. As a percentage of revenue, operating expenses were essentially unchanged.

Voyage expense, which consists of costs attributable to specific voyages, increased 25.0% to $18.0 million for the three months ended June 30, 2005 from
$14.4 million for the three months ended June 30, 2004. For the six month periods, voyage expense increased 37.5% to $36.3 million in 2005 compared to
$26.4 million in 2004. The increase in the number of voyage days was the primary factor in the increase as well as increases in bunker fuel costs, commission expense and port call expense and stevedore and other cargo related expenses.
Voyage expenses as a percentage of revenue were essentially unchanged for the quarter and increased to 29.9% from 28.0% in the first half of 2005 compared to
2004.

Vessel operating expense consists of costs the company incurs to own and maintain its fleet that are not allocated to a specific voyage, such as charter hire rates for vessels we charter-in and crewing, drydocking, maintenance, and insurance for vessels we own or control. These expenses decreased 6.8% to $16.5 million for the three months ended June 30, 2005 from $17.7 million for the three months ended June 30, 2004. This decrease in vessel expense was primarily attributable to an increase in the average number of company vessels and a decrease in the number of days that we chartered in vessels. Vessel operating expenses increased 12.1% to $36.2 million for the six months ending June 30,
2005.

General and administrative expense increased $3.2 million during the three month period ended June 30, 2005 primarily due to the $4.1 million of compensation expenses incurred in connection with the company's recent public offering, consisting of $2.2 million bonus paid to the company's Chief Financial Officer and the $1.9 million cost of stock grants to employees and related payroll taxes, offset by a collection of accounts receivable previously written off and a net reduction in other categories. For the six months, general and administrative expenses increased 66.7% to $6.5 million in 2005 from $3.9 million in 2004 due primarily to the $4.1 million of compensation expenses discussed above. We do not intend to pay similar bonuses or make similar stock grants in the future.

Please find below TBS's statement of operations for the three months and six months ended June 30, 2005.

                                       Three Months            Six Months
                                       Ended June 30,         Ended June 30,
                                     2004        2005        2004        2005
                                 ----------  ----------   ----------  ----------
 Income Statement Data:
 (In thousands, except for
  share and per share data)

Revenue:
 Voyage revenue                   $  38,966   $  43,985   $  69,272   $  90,120
 Time charter revenue                10,619      16,451      24,737      31,225
 Other revenue                          218          85         260          85
                                 ----------  ----------   ----------  ----------
   Total revenue                     49,803      60,521      94,269     121,430

Operating expenses:
 Voyage                              14,409      18,017      26,427      36,322

 Vessel                              17,688      16,485      32,262      36,183
 Depreciation and
  amortization                        1,781       3,926       3,379       6,305
 Management and agency
  fees                                1,017       1,299       1,988       2,566
 General and
  administrative                      1,813       5,008       3,923       6,471
                                 ----------  ----------   ----------  ----------
   Total operating
    expenses                         36,708      44,735      67,979      87,847
                                 ----------  ----------   ----------  ----------
Income from operations               13,095      15,786      26,290      33,583
Other (expenses) and
 income:
Interest expense                     (1,009)     (2,130)     (2,077)     (3,804)
Other income                             11         102          17         172
                                 ----------  ----------   ----------  ----------
  Total other
   (expenses)                          (998)     (2,028)     (2,060)     (3,632)
                                 ----------  ----------   ----------  ----------
Net income                           12,097      13,758      24,230      29,951
Amount allocated to
 participating
 preferred shareholders               4,032       3,091       4,910       7,292
                                 ----------  ----------   ----------  ----------
Net income available
 for common
 shareholders                     $   8,065   $  10,667   $  19,320   $  22,659

Earnings per share:
Net income per common
 share:
  Basic                           $    0.79   $    0.62   $    1.90   $    1.45
  Diluted                         $    0.40   $    0.52   $    0.95   $    1.11

Weighted average common
 shares outstanding:
  Basic                           10,187,795  17,196,186  10,187,795  15,655,166
  Diluted                         20,385,775  20,555,062  20,385,775  20,470,886

Please find below TBS's selected balance sheet data for the periods ending
December 31, 2004 and June 30, 2005.

                                                         December 31,   June 30,
                                                            2004          2005
                                                         ------------ ----------
Balance Sheet Data:
(In thousands)
 Cash and cash equivalents                                $   21,674  $   50,617
 Working capital                                               9,566      18,514
 Total assets                                                157,159     303,684
 Long-term debt, including current portion                    38,511      87,584
 Obligations under capital leases, including
  current portion                                             34,642      30,355
 Total shareholders' equity                                   61,959     154,699

Please find below TBS's other operating data for the three and six months ending
June 30, 2004 and 2005.

                                                Three Months       Six Months
                                               Ended June 30,    Ended June 30,
                                              ---------------   ---------------
                                                2004    2005      2004    2005
                                              ------- -------   ------- -------
Other Operating Data:
Controlled vessels (at end of period)              14      27        14      27
Chartered vessels (at end of period)               12       3        12       3
Voyage days                                     2,052   2,437     4,094   4,801
Vessel days                                     2,092   2,503     4,152   4,982
Tons of cargo shipped  (in thousands)             950     704     1,681   1,469
Revenue per ton                               $ 41.01 $ 62.49   $ 41.21 $ 61.36

Tons of cargo shipped, excluding
 aggregates (in thousands)                        664     687     1,286   1,452

Revenue per ton, excluding aggregates         $ 53.92 $ 63.80   $ 50.59 $ 61.97

Chartered-out days                                599     901     1,374   1,649
Chartered-out rate per day                    $17,727 $18,259   $18,004 $18,936

Conference Call Announcement

TBS International Limited announced that it will hold a conference call on
Thursday, August 11, 2005 at 2:00 p.m. eastern daylight time to discuss its 2005 second quarter financial results.

Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-800-591-6930 (from the US) or 1-617-614-4908
(from outside the US). Access Code: 81002351.

A telephonic replay of the conference call will be available from 4:00 p.m.
eastern daylight time on Thursday, August 11, 2005 until August 25, 2005 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (from outside the US).
Access Code: 66410221.

The conference call will also be webcast live on the Company's website:
www.tbsship.com by clicking on the webcast link. A replay of the webcast will be available soon after the completion of the call.

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel, bulk and vessel chartering services. TBS has developed its business around key trade routes between Latin America and China,
Japan and South Korea, as well as select ports in North America, Africa and the
Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These
forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline or prolonged weakness in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International
Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions;
changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); and other factors listed from time to time in the Company's filings with the Securities and
Exchange Commission, including, without limitation, its Annual Report on Form
10-K for the year ended December 31, 2004 and its subsequent reports on Form
10-Q and Form 8-K. The Company's ability to pay dividends in any period will depend upon factors including limitations under the indenture for the Company's senior notes, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the
Company's financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary from the amounts currently estimated.

CONTACT :

  TBS International Limited
  Ferdinand V. Lepere, 914-961-1000
  InvestorRequest@tbsship.com